Exhibit 99.1

Release:	Immediate

Contact:	Randy Bane (investment community)	David Miller (editorial/media)
	(408) 986-7977	(408) 563-9582
APPLIED MATERIALS ANNOUNCES RESULTS
FOR FIRST QUARTER OF FISCAL 2007
•	Net Sales: $2.28 billion (23% increase year over year; 10% decrease quarter over quarter)

•	Net Income: $403 million (183% increase year over year; 10% decrease quarter over quarter)

•	EPS: $0.29 ($0.20 increase year over year; $0.01 decrease quarter over quarter)

•	New Orders: $2.54 billion (24% increase year over year; 6% decrease quarter over quarter)
     SANTA CLARA, Calif., February 13, 2007 — Applied Materials, Inc. reported results for its first fiscal quarter ended January 28, 2007. Net sales were $2.28 billion, up 23 percent from $1.86 billion for the first quarter of fiscal 2006, and down 10 percent from $2.52 billion for the fourth quarter of fiscal 2006. Gross margin for the first quarter of fiscal 2007 was 46.7 percent, up from 45.1 percent for the first quarter of fiscal 2006, and down from 47.1 percent for the fourth quarter of fiscal 2006. Net income for the first quarter of fiscal 2007 was $403 million, or $0.29 per share, up from net income of $143 million, or $0.09 per share, for the first quarter of fiscal 2006, and down from net income of $449 million, or $0.30 per share, for the fourth quarter of fiscal 2006.
     New orders of $2.54 billion for the first quarter of fiscal 2007 increased 24 percent from $2.04 billion for the first quarter of fiscal 2006, and decreased 6 percent from $2.69 billion for the fourth quarter of fiscal 2006. The decline in orders for the first quarter reflected a significant decrease in Display orders as customers delayed their capacity expansion plans. This decline was partially offset by record Fab Solutions orders and increased Silicon orders. Regional distribution of new orders for the first quarter of fiscal 2007 was: Taiwan 24 percent, North America 22 percent, Korea 19 percent, Europe 13 percent, Japan 12 percent, and Southeast Asia and China 10 percent. Backlog at the end of the first quarter of fiscal 2007 was $3.55 billion, compared to $3.40 billion at the end of the fourth quarter of fiscal 2006.
     “We executed effectively and met our operational objectives for the quarter,” said Mike Splinter, president and CEO. “Rapid customer acceptance of our new leading-edge platforms for chemical vapor deposition and metal etch, as well as strong demand for Applied’s service products, set the stage for future growth.”
     Results by reportable segment for the first quarter of fiscal 2007 were:

			Operating
(In millions)	New Orders	Net Sales	Income (loss)
Silicon	$1,755	$1,490	$520
Fab Solutions	$686	$525	$146
Display	$67	$230	$64
Adjacent Technologies	$31	$32	$(15)

Applied Materials, Inc.
February 13, 2007

     Non-GAAP net income was $405 million, or $0.29 per share, for the first quarter of fiscal 2007. Management uses non-GAAP net income and non-GAAP EPS to evaluate the company’s operating and financial performance in light of business objectives and for planning purposes. These measures are not in accordance with Generally Accepted Accounting Principles (GAAP). Applied believes that these measures are useful to investors because they enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods. These non-GAAP measures exclude charges related to (i) equity-based compensation, (ii) inventory fair value adjustments on products sold and amortization of purchased intangible assets associated with acquisitions, (iii) resolution of income tax audits and retroactive reinstatement of tax credits, and (iv) asset impairment and restructuring activities. These financial measures may be different from non-GAAP methods of accounting and reporting used by other companies. The presentation of this additional information should not be considered a substitute for net income or EPS prepared in accordance with GAAP. Reconciliations of reported net income and reported EPS to non-GAAP net income and non-GAAP EPS, respectively, are included at the end of this press release.
     This press release contains forward-looking statements, including statements regarding the company’s performance, technology leadership, strategic position and future growth. Forward-looking statements may contain words such as “expect,” “anticipate,” “believe,” “may,” “should,” “will,” “estimate,” “forecast,” “continue” or similar expressions, and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, but are not limited to: the sustainability of demand in the nanomanufacturing technology industry and broadening of demand for emerging applications such as solar, which are subject to many factors, including global economic conditions, business spending, consumer confidence, demand for electronic products and semiconductors, and geopolitical uncertainties; customers’ capacity requirements, including capacity utilizing the latest technology; the timing, rate, amount and sustainability of capital spending for new nanomanufacturing technology products; the company’s ability to successfully develop, deliver and support a broad range of products and to expand its markets and develop new markets; the successful integration and performance of acquired businesses; the effectiveness of joint ventures; retention of key employees; the company’s ability to maintain effective cost controls and to timely align its cost structure with business conditions; the company’s ability to effectively manage its resources and production capability, including its supply chain; and other risks described in Applied Materials’ Securities and Exchange Commission filings, including its reports on Forms 10-K, 10-Q and 8-K. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. The company undertakes no obligation to update any forward-looking statements.
     Applied Materials will discuss its fiscal 2007 first quarter results, along with its outlook for the second quarter of fiscal 2007, on a conference call today beginning at 1:30 p.m. Pacific Standard Time. A webcast of the conference call will be available on Applied Materials’ web site.
     Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in Nanomanufacturing Technology™ solutions with a broad portfolio of innovative equipment, services and software products for the fabrication of semiconductor chips, flat panels, solar photovoltaic cells, flexible electronics and energy-efficient glass. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

Applied Materials, Inc.
February 13, 2007

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended
	January 29,	January 28,
(In thousands, except per share amounts)	2006	2007

Net sales	$1,857,592	$2,277,267
Cost of products sold	1,019,893	1,214,729

Gross margin	837,699	1,062,538

Operating expenses:
Research, development and engineering	272,877	287,567
Marketing and selling	100,773	106,912
General and administrative	105,263	121,811
Restructuring and asset impairments	214,847	(3,278)

Income from operations	143,939	549,526

Pre-tax loss of equity method investment	—	3,937
Interest expense	8,705	10,468
Interest income	48,691	30,103

Income before income taxes	183,925	565,224

Provision for income taxes	41,145	161,748

Net income	$142,780	$403,476

Earnings per share:
Basic	$0.09	$0.29
Diluted	$0.09	$0.29

Weighted average number of shares:
Basic	1,598,260	1,394,710
Diluted	1,608,165	1,409,014

Applied Materials, Inc.
February 13, 2007

APPLIED MATERIALS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 29,	January 28,
(In thousands)	2006	2007

ASSETS

Current assets:
Cash and cash equivalents	$861,463	$1,068,615
Short-term investments	1,035,875	1,014,205
Accounts receivable, net	2,026,199	2,051,606
Inventories	1,406,777	1,518,882
Deferred income taxes	455,473	461,142
Assets held for sale	37,211	31,005
Other current assets	258,021	260,130

Total current assets	6,081,019	6,405,585

Long-term investments	1,314,861	1,327,945
Property, plant and equipment	2,753,883	2,741,074
Less: accumulated depreciation and amortization	(1,729,589)	(1,712,136)

Net property, plant and equipment	1,024,294	1,028,938

Goodwill, net	572,558	572,558
Purchased technology and other intangible assets, net	201,066	191,646
Equity method investment	144,431	140,494
Deferred income taxes and other assets	142,608	140,837

Total assets	$9,480,837	$9,808,003

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$202,535	$202,521
Accounts payable and accrued expenses	2,023,651	1,910,718
Income taxes payable	209,859	330,957

Total current liabilities	2,436,045	2,444,196

Long-term debt	204,708	204,692
Other liabilities	188,684	192,404

Total liabilities	2,829,437	2,841,292

Stockholders’ equity:
Common stock	13,917	13,969
Additional paid-in capital	3,678,202	3,785,066
Retained earnings	9,472,303	9,805,927
Treasury stock	(6,494,012)	(6,622,955)
Accumulated other comprehensive loss	(19,010)	(15,296)

Total stockholders’ equity	6,651,400	6,966,711

Total liabilities and stockholders’ equity	$9,480,837	$9,808,003

Applied Materials, Inc.
February 13, 2007

APPLIED MATERIALS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS

	Three Months Ended
	January 29,	January 28,
(In thousands, except per share amounts)	2006	2007

Non-GAAP Net Income

Reported net income (GAAP basis)	$142,780	$403,476
Equity-based compensation expense [1]	51,952	34,900
Restructuring and asset impairments [2]	214,847	(3,278)
Impact of certain items associated with acquisitions [3]	5,859	13,380
Resolution of audits of prior years’ income tax filings and credits[4]	—	(29,863)
Income tax effect of Non-GAAP adjustments	(99,619)	(13,434)

Non-GAAP Net Income	$315,819	$405,181

Non-GAAP Net Income Per Diluted Share

Reported net income per diluted share (GAAP basis)	$0.09	$0.29
Equity-based compensation expense	0.02	0.02
Restructuring and asset impairments	0.08	—
Impact of certain items associated with acquisitions	—	0.01
Resolution of audits of prior years’ income tax filings and credits	—	(0.02)

Non-GAAP Net Income — Per Diluted Share	$0.20	$0.29

Shares used in diluted shares calculation	1,608,165	1,409,014

[1]	Applied began expensing stock options in the first quarter of fiscal 2006.

[2]	Results for the three months ended January 29, 2006 included asset impairment and restructuring charges of $215 million, or $0.08 per diluted share, associated primarily with the facilities disinvestment program. Results for the first fiscal quarter ended January 28, 2007 included a net benefit of $3 million from the sale of the Hillsboro, Oregon facility.

[3]	Incremental charges attributable to acquisitions consisting of inventory fair value adjustments on products sold and amortization of purchased intangible assets.

[4]	Consists of $24 million benefit from the resolution of audits of prior years’ income tax filings and $6 million related to the retroactive reinstatement to January 1, 2006 of the research and development tax credit pursuant to the Tax Relief and Health Care Act of 2006.